UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Delcath Systems, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders of Delcath Systems, Inc. will be held on Thursday, May 26, 2011, at 10:00 a.m., local time, at The Michelangelo Hotel, 152 West 51st Street, New York, New York for the following purposes:

1.	To vote on the election of Eamonn P. Hobbs and Douglas G. Watson as Class II directors, each to serve until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified.

2.	To cast a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”).

3.	To cast a non-binding, advisory vote on the frequency of “say-on-pay” votes.

4.	To ratify the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on Friday, April 15, 2011 as the record date for the Annual Meeting. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

New York, New York April 27, 2011	Eamonn P. Hobbs President and Chief Executive Officer

DELCATH SYSTEMS, INC.

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

i

810 Seventh Avenue, 35th Floor

New York, New York 10019

PROXY STATEMENT

For the 2011 Annual Meeting of Stockholders to be held on May 26, 2011

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath”, “we,” “our”, “us” or “the Company”) to be voted at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 26, 2011 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The Annual Meeting will be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, proxy card and Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Form 10-K”), were first mailed on or about April 27, 2011, to our stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on Thursday, May 26, 2011.

A copy of this Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at:

https://materials.proxyvote.com/24661P

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting.	At the Annual Meeting, stockholders will consider and vote on the following proposals:

•	the election of Eamonn P. Hobbs and Douglas G. Watson as Class II directors, each to serve until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified (Proposal 1);

•	a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”) (Proposal 2);

•	a non-binding, advisory vote on the frequency of “say-on-pay” votes (Proposal 3);

•	the ratification of the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4); and

•	such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders entitled to vote.	Stockholders of record at the close of business on Friday, April 15, 2011 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. At the close of business on the Record Date there were 43,128,577 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Voting.	You may vote your shares in person or by proxy.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•	completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

•	attending the Annual Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.	A majority of our outstanding shares of common stock present in person or by proxy and entitled to be voted at the Annual Meeting constitutes a quorum. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Non-Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals.

•	Non-routine proposals. Proposal 1 (election of directors), Proposal 2 (“say-on-pay”) and Proposal 3 (frequency of “say-on-pay”) are non-routine proposals.

•	Routine proposal. Proposal 4 (ratification of the appointment of our independent registered public accounting firm) is a routine proposal.

Vote Required; Treatment of Abstentions and Broker Non-Votes.	For Proposal 1, the election of Class II directors — the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

For Proposal 2, a non-binding, advisory resolution on the compensation of our named executive officers (“say-on-pay”) —an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval of the advisory resolution.

For Proposal 3, a non-binding, advisory vote on the frequency of “say-on-pay” — the frequency receiving the greatest number of votes — every year, every two years or every three years — will be the advisory frequency approved by our stockholders.

For Proposal 4, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011- an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Voting of Proxies.	Our Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposal 2, THREE YEARS for Proposal 3 and FOR Proposal 4. Your shares of common stock will be voted in accordance with the instructions contained in your signed proxy card. If you return a signed proxy card without giving specific voting instructions with respect to a particular Proposal or Proposals to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations with respect to that particular Proposal or those Proposals as set forth in this Proxy Statement.

Other Matters.	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.	Stockholders of Record. You can revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following things:

•	giving our Corporate Secretary a written notice of revocation before (addressed to Gregory J. Champion, Esq., Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019) or at the meeting; or

•	delivering a properly executed, later dated proxy card; or

•	attending the Annual Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners. If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.	The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. In addition to the solicitation of proxies by mail, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names which are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 15, 2011, held by: (i) each of our directors and nominees for director; (ii) each of our named executive officers in the Summary Compensation Table; and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name of Beneficial Owner:	Number	Percent
Eamonn P. Hobbs (2)	791,667	1.8%
David A. McDonald (3)	266,463	*
Agustin V. Gago (4)	230,271	*
Peter J. Graham (5)	24,333	*
Krishna Kandarpa, M.D., Ph.D. (6)	284,606	*
Harold S. Koplewicz, M.D. (7)	313,507	*
Robert B. Ladd, MBA, CFA (8)	799,801	1.9%
Laura A. Philips, Ph.D., MBA (9)	219,507	*
Roger G. Stoll, Ph.D. (10)	193,507	*
Pamela R. Contag, Ph.D. (11)	158,507	*
Douglas G. Watson	3,022	*
Gabriel Leung	—	*
All directors and executive officers as a group (14 people) (12):	3,379,941	7.5%

* Less than 1%

(1)	Except as indicated in these footnotes, the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person as of April 15, 2011 includes shares of common stock that such person or group has the right to acquire within 60 days of April 15, 2011 upon the exercise of stock options. For each individual included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the 43,128,577 shares of common stock outstanding on April 15, 2011 plus the number of shares of common stock that such person or group has the right to acquire within 60 days of April 15, 2011.
(2)	Includes 666,667 shares of common stock which Mr. Hobbs has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(3)	Includes 218,757 shares of common stock which Mr. McDonald has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011, and 16,206 shares of common stock pledged as security.
(4)	Includes 158,327 shares of common stock which Mr. Gago has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(5)	Includes 18,333 shares of common stock which Mr. Graham has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(6)	Includes 100,000 shares of common stock which Dr. Kandarpa has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(7)	Includes 240,000 shares of common stock which Dr. Koplewicz has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(8)	Includes 731,294 shares of common stock owned of record by Laddcapp Value Partners, L.P. (“Laddcap”) with respect to which Mr. Ladd disclaims beneficial ownership, and 40,000 shares of common stock which Mr. Ladd has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011. Mr. Ladd is the managing member of Laddcap Value Advisors LLC, which is the investment advisor of Laddcap. Mr. Ladd also serves as managing member of Laddcap Value Associates LLC, which is the general partner of Laddcap.
(9)	Includes 12,000 shares of common stock owned of record by Dr. Philips’ spouse with respect to which Dr. Philips disclaims beneficial ownership, 20,000 shares of common stock jointly owned by Dr. Philips and her spouse, and 150,000 shares of common stock which Dr. Philips has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(10)	Includes 150,000 shares of common stock which Mr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(11)	Includes 150,000 shares of common stock which Dr. Contag has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.
(12)	Includes 1,976,834 shares of common stock which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of April 15, 2011.

CORPORATE GOVERNANCE

Board of Directors. The Board of Directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance principles, our Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, and other key executives and by reading the reports and other materials that management sends them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed or by reason of death or other cause is unable to serve in the capacity of director.

Board Independence. The Board has determined that a majority of our incumbent directors, namely Pamela R. Contag, Harold S. Koplewicz, M.D., Robert B. Ladd, Gabriel Leung, Laura A. Philips, Roger G. Stoll and Douglas G. Watson are “independent” directors within the meaning of the NASDAQ listing rules.

Attendance. The Board of Directors met 10 times in 2010 (including regularly scheduled and special meetings). During 2010, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the period that he or she served). It is Delcath’s policy that, absent unusual or unforeseen circumstances, all directors are expected to attend annual meetings of stockholders, and all attended our 2010 Annual Meeting.

Board Leadership Structure. Our current leadership structure is comprised of an independent director serving as Chairman of the Board (Dr. Koplewicz), a Delcath employee serving as Chief Executive Officer and President (Mr. Hobbs) and strong, active independent directors serving on our Board committees. We believe that this structure is appropriate for Delcath because it allows one person, our CEO and President, to concentrate on Delcath’s day-to-day operations and to speak for and lead Delcath, while providing for effective oversight by an independent Chairman and Board. The Chairman is responsible for the strategic operations of the Board and sets the agenda for and presides over Board Meetings. For a company like Delcath, that is focused on the development, approval and commercialization of a specialized product in an extremely technical, highly regulated and intensely competitive industry, we believe our CEO and President is in the best position to lead our management team and to respond to the current pressures and needs of a company at the stage of growth and development of Delcath. Our Chairman, on the other hand, is in the best position to focus the Board’s attention on the broader issues of corporate governance. We believe that splitting the roles of Chairman and CEO (and President) minimizes any potential conflicts that may result from combining the roles of CEO and Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Board’s Role in Risk Oversight. The Board as a whole is responsible for risk oversight, with reviews in certain areas being conducted by the relevant Board committees. Each of the Board’s committees oversees the management of risks associated with their respective areas of responsibility. In performing this oversight function, the committees are assisted by management which provides visibility about the identification, assessment and monitoring of potential risks and management’s strategy to mitigate such risks. Key members of management responsible for a particular area report directly to the Board committee charged with oversight of the associated function and, if the circumstances require, the whole Board. The Board committees review various risk exposures with the full Board and otherwise keep the full Board abreast of the committees’ risk oversight activities throughout the year, as necessary or appropriate.

Risk Assessment of Compensation Programs. Our Compensation and Stock Option Committee considered whether our compensation programs encourage excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking, motivate imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company.

Director Continuing Education. Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Delcath operates and to which it is subject.

Board Committees. Our Board has three standing committees: an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include:

•	the selection, evaluation and, where appropriate, replacement of our outside auditors;

•	an annual review and evaluation of the qualifications, performance and independence of our outside auditors;

•	the approval of all auditing services and permitted non-audit services provided by our outside auditors;

•	the review of the adequacy and effectiveness of our accounting and internal controls over financial reporting; and

•	the review and discussion with management and with our outside auditors of the Company’s financial statements to be filed with the Securities and Exchange Commission.

The current members of the Audit Committee are: Laura A. Philips (Chair), Douglas G. Watson and Robert B. Ladd, each of whom is “independent” within the meaning of the NASDAQ listing rules and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules. The Board has determined that Laura Philips, Douglas Watson and Robert Ladd each qualify as an “audit committee financial expert” as defined in the rules of Securities and Exchange Commission. During 2010, the Audit Committee met seven times. The Audit Committee has a written charter, which is available on our website; go to www.delcath.com , click on “Investors”, then “Corporate Governance”.

Compensation and Stock Option Committee. The Compensation and Stock Option Committee, or “Compensation Committee”, assists the Board of Directors in the discharge of the Board’s responsibilities with respect to the compensation of Delcath’s directors, executive officers, and other key employees and consultants. As further described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee establishes our overall compensation philosophy and is authorized to approve the compensation payable to our executive officers, including our named executive officers, and other key employees, including all perquisites, equity incentive awards, cash bonuses, and severance packages. The Compensation Committee also administers certain of our employee benefit plans, including its equity incentive plans.

The current members of the Compensation and Stock Option Committee are Roger G. Stoll (Chair), Pamela R. Contag and Robert B. Ladd, each of whom is “independent” within the meaning of the NASDAQ listing rules. During 2010, the Compensation and Stock Option Committee met seven times. The Compensation and Stock Option Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors”, then “Corporate Governance”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or “Nominating Committee”, is responsible for identifying individuals qualified to become Board members, and recommends to the Board the director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be appointed by the Board to fill interim vacancies). The Nominating Committee also recommends the directors to be selected for membership on each Board committee. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board appropriate corporate governance guidelines and policies, and for leading the Board in its annual review of the Board’s performance.

The current members of the Nominating and Corporate Governance Committee are Douglas G. Watson (Chair), Laura A. Philips and Roger G. Stoll, each of whom is “independent”, within the meaning of the NASDAQ listing rules. During 2010, the Nominating and Corporate Governance Committee met six times. The Nominating and Corporate Governance Committee has a written charter, which is available on our website; go to www.delcath.com , click on “Investors”, then “Corporate Governance”.

The Nominating Committee, with the assistance of a third-party search firm when it deems necessary, identifies candidates for director nominees. In considering candidates for the Board, the Nominating Committee considers each candidate’s credentials as a whole, including, but not necessarily limited to, outstanding achievement in a candidate’s personal career, broad and relevant experience, integrity, sound and independent judgment, experience and knowledge of the business environment and markets in which the Company operates, business acumen, and willingness and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee considers the diversity of its members in the context of the Board as a whole, including the personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.

Recommendations by Stockholders of Director Nominees. The Nominating Committee will consider any recommendation by a stockholder of a candidate for nomination as a director. If a stockholder wants to recommend a director candidate for consideration by the Nominating Committee, the stockholder should submit the name of the proposed nominee, together with the reasons why the stockholder believes the election of the candidate would be beneficial to the Company and its stockholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate. The stockholder’s submission must be accompanied by the written consent of the proposed nominee to being nominated by the Board and the candidate’s agreement to serve if nominated and elected. Any such submission should be directed to the Nominating and Corporate Governance Committee at Delcath’s principal office, 810 Seventh Avenue, 35th Floor, New York, New York 10019. If a stockholder intends to nominate a person for election to the Board of Directors at an annual meeting, the stockholder must provide Delcath with written notice of his or her intention no later than the deadline for receiving a stockholder proposal for inclusion in Delcath’s proxy statement for such meeting (as described below under the heading “Stockholder Proposals For the 2012 Annual Meeting”), and must otherwise comply with our amended and restated certificate of incorporation. Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating and Corporate Governance Committee. One or more members of the Nominating and Corporate Governance Committee may contact the proposed candidate to request additional information.

Stockholder Communications with the Board of Directors. Any stockholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board of Directors or to the particular director(s) in care of the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019. All such written communication, other than items determined by our legal counsel to be inappropriate for submission to the intended recipient(s), will be submitted to the Board or to the particular director(s). Any stockholder communication not so delivered, will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation Committee Interlocks and Insider Participation. During 2010, Roger G. Stoll (Chair), Pamela R. Contag, Robert B. Ladd and Harold S. Koplewicz, M.D. served as members of our Compensation and

Stock Option Committee. None of the members of the Compensation and Stock Option Committee is a current or former officer or employee of Delcath, nor did any Compensation and Stock Option Committee member engage in any “related person” transaction that would be required to be disclosed under Item 404 of Regulation S-K. During 2010, none of Delcath’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity whose executive officers served on the Compensation and Stock Option Committee or our Board of Directors.

Transactions with Related Persons

We have adopted a written policy for the review and approval or ratification of transactions between Delcath and Related Parties. Under the policy, our Nominating and Corporate Governance Committee will review the material facts of proposed transactions involving Delcath in which a Related Party will have a direct or indirect material interest. The Nominating and Corporate Governance Committee will either approve or disapprove Delcath’s entry into the transaction or, if advance approval is not feasible, will consider whether to ratify the transaction. The Nominating and Corporate Governance Committee may establish guidelines for ongoing transactions with a Related Party, and will review such transactions at least annually. If the aggregate amount of the transaction is expected to be less than $200,000, such approval or ratification may be made by the Chair of the Committee. In determining whether to approve or ratify a transaction with a Related Party, the Nominating and Corporate Governance Committee (or Chair) will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and the extent of the Related Party’s interest in the transaction.

Certain transactions are deemed pre-approved under the Policy, including compensation of executive officers and directors (except that employment of an immediate family member of an executive officer requires specific approval), and transactions with a company at which the Related Party’s only relationship is as a non-officer employee, director, or less than 10% owner if the aggregate amount involved does not exceed 2% of the company’s total annual revenues (or, in the case of charitable contributions by Delcath, 2% of the charity’s total annual receipts). Pre-approval is not required if the amount involved in the transaction is not expected to exceed $120,000 in any calendar year.

For purposes of the policy, a Related Party is generally anyone who since the beginning of the last full fiscal year is or was an executive officer, director or director nominee, owner of more than 5% of the Common Stock, or immediate family member of any of such persons.

No related person transactions occurred during 2010.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors divided into three approximately equal classes. Directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. At the Annual Meeting, two Class II directors will be elected to the Board. Eamonn P. Hobbs and Douglas G. Watson are currently serving as Class II directors, and each has been nominated for re-election to the Board, by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Board has determined not to nominate Pamela R. Contag to the Board for re-election, and Dr. Contag will retire as a director upon expiration of her term at the Annual Meeting. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EAMONN P. HOBBS AND DOUGLAS G. WATSON AS DIRECTORS.

Information About Directors and Director Nominees. The following table sets forth certain information about our directors standing for re-election and about our directors whose terms will continue after the Annual Meeting.

Name	Age	Position(s) with Delcath	Director Since
Nominees to serve as Class II Directors for terms expiring at the 2014 Annual Meeting
Eamonn P. Hobbs	52	President, Chief Executive Officer and Director	2008
Douglas G. Watson	66	Director	2010	(1)

Class III Directors –Terms expiring at the 2012 Annual Meeting
Gabriel Leung	49	Director	2011	(2)
Laura A. Philips	53	Director	2007
Roger G. Stoll	68	Director	2008

Class I Directors –Terms expiring at the 2013 Annual Meeting
Harold S. Koplewicz	58	Chairman of the Board	2006
Robert B. Ladd	52	Director	2006

(1)	Mr. Watson’s term as a director commenced July 12, 2010 to fill the vacancy on our Board created by the resignation of Richard L. Taney.
(2)	Mr. Leung’s term as a director commenced March 30, 2011 to fill the vacancy on our Board created by an increase in the size of the Board of Directors.

Board Nominees — Class II Directors.

Eamonn P. Hobbs was appointed President and Chief Executive Officer of Delcath in July 2009 and has been a director of Delcath since October 2008. He has over 30 years of experience in the interventional radiology, interventional cardiology and gastroenterology medical device industries. From 1988 until 2009, Mr. Hobbs was Co-founder, President and Chief Executive Officer of AngioDynamics, Inc. In 2004, AngioDynamics was spun off from E-Z-EM, Inc., a healthcare company focused on diagnostic technologies, where Mr. Hobbs served as Senior Vice-President since 1988. Before his involvement with these companies, Mr. Hobbs was the Director of Marketing and Product Development at North American Instrument Corporation (NAMIC), a medical device company later acquired by Boston Scientific. He was the Founder, President and Chief Executive Officer of Hobbs Medical, Inc., a private entity specializing in the design and development of diagnostic and therapeutic accessories for the gastrointestinal and pulmonary markets, and a Product Development Engineer at Cook Incorporated, a leading manufacturer of interventional radiology, interventional cardiology and gastroenterology medical devices. He received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts, Lowell in 1980. In addition, from 2001 to 2006, Mr. Hobbs served as the only industry member of the strategic planning committee of the Society of Interventional Radiology, was elected to and served from 2002 to 2008 on the Board of Directors of the Society of Interventional Radiology Foundation (SIRF) and was awarded an honorary Fellowship in the Society of Interventional Radiology in 2006. Mr. Hobbs is currently Chairman of the Medical Device Manufacturers Association (MDMA) a trade organization representing the medical device industry. From 2008 to 2010 Mr. Hobbs served on the Board of Sentinelle Medical Inc., a Toronto based private company specializing in MR Imaging Coils and interventional products. In 2010, Sentinelle Medical was acquired by Hologic Incorporated. Mr. Hobbs currently serves on the Board of Directors of Antares Pharma Co. (AIS: NYSE Amex), and is a member of that Board’s audit committee, his service commenced in August 2009. Mr. Hobbs also served on the Board of Directors of AngioDynamics, Inc. (ANGO: Nasdaq) from 1988 to 2009. In 2009, Mr. Hobbs also joined the Board of Directors of Cappella Cardiovascular Innovations, Inc and was elected Chairman of the Board in

2010. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his public company and medical device experience, together with his knowledge of drug/device combination products and marketing, as well as the overall composition of the Board, in making the determination that Mr. Hobbs should serve as a director of Delcath.

Douglas G. Watson was appointed as a director in July 2010. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of Ora Sure Technologies, Inc. (OSUR: Nasdaq), BioMimetic Therapeutics, Inc. (BMTII: Nasdaq), and Dendreon Corporation (DNDN: Nasdaq) and previously served on the Boards of Engelhard Corporation (a former public company), Genta Inc. (GNTA: OTCBB) and Javelin Pharmaceuticals Inc. (a former public company). The Nominating and Corporate Governance Committee considered Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies in determining that Mr.  Watson should serve as a director of Delcath.

Continuing Directors.

Class III Directors — Terms Expiring at the 2012 Annual Meeting

Laura A. Philips, Ph.D., MBA was appointed as a director in May 2007. Dr. Philips currently serves on the Boards of Directors of: Wellgen, Inc., where she serves on the audit committee; Boyce Thompson Research Institute, where she serves as vice chair, chairs the compensation committee and serves on the audit and investment committees; and Americans for UNFPA where she serves on the audit committee and the finance committee. Wellgen, Inc. is a privately held company developing medicinal foods. Dr. Philips is also Chair Emeritus of the Board of Planned Parenthood of New York City. She served on the Board of Directors of China Yongxin Pharmaceuticals Inc., from March 2010-March 2011, where she served on the compensation committee and the audit committee. China Yongxin Pharmaceuticals is a publicly traded company. Dr. Philips is currently a consultant for early stage companies. From 2003 to 2006, she was Chief Operating Officer and Acting Chief Financial Officer of NexGenix Pharmaceuticals. Prior to that, she was Vice President, Program Management for the AMDeC Foundation. Dr. Philips worked at Corning Incorporated from 1997 to 2002, where she held several executive level positions including Program Director of the Fuel Cells Division and Director of Product Development for the Materials Division. From 1994 to 1996, Dr. Philips held various government positions in Washington, D.C., most recently in a Presidential appointment as Senior Policy Advisor to Secretary of Commerce Ronald Brown. Dr. Philips was on the faculty of Cornell University in the Department of Chemistry from 1987 to 1994 and was an NIH Post-Doctoral Fellow at the University of Chicago. She received a B.A. in Chemistry from Williams College, a Ph.D. in Physical Chemistry from the University of California Berkeley and an MBA with Distinction from Cornell University’s Johnson School of Management. Dr. Philips’ scientific and business knowledge and financial aptitude contribute to full discussion and evaluation by the Board of its objectives and alternatives. Dr. Philips currently serves on several other boards. The Nominating and Corporation Governance Committee considered these qualifications, in addition to her financial expertise and audit committee experience, as well as the overall composition of the Board, in making the determination that Dr. Philips should serve as a director of the Company.

Roger G. Stoll, Ph.D. was appointed as a director in December 2008. From 2002 to 2008, he served as Chief Executive Officer and President of Cortex Pharmaceuticals, Inc. (CORX:OTCBB), where he was appointed Executive Chairman in August 2008. From 2001 to 2002, he was a consultant to several east coast venture capital firms and startup ventures. From 1998 to 2001, he was Executive Vice President of Fresenius Medical Care-North

America, in charge of the dialysis products division and the diagnostic systems business units, which included hemodialysis machines and dialysis filters equipment. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, a global leader in anesthesia pharmaceuticals and related operating room equipment and devices. He also served on the boards of directors of St. Jude Medical and the BOC Group, plc. From 1986 to 1991, Dr. Stoll held several executive management positions at Bayer, AG, including Executive Vice-President and General Manager for the worldwide Diagnostic Business Group. Prior to that, Dr. Stoll worked for American Hospital Supply Corp., where he rose from Director of Clinical Pharmacology to President of its American Critical Care Division. He began his pharmaceutical career at the Upjohn Company in 1972. Dr. Stoll obtained his B.S. in Pharmacy from Ferris State University, obtained a Ph.D. in Biopharmaceutics and Drug Metabolism at the University of Connecticut, and was a post-doctoral fellow for two years at the University of Michigan. Dr. Stoll also serves on the board of directors of Chelsea Therapeutics and School of Pharmacy Advisory Board of the University of Connecticut. Dr. Stoll currently serves on the Board of Directors of Chelsea Therapeutics International, Ltd. (CHTP: Nasdaq), and is a member of that Board’s audit and compensation committees, his service commenced in 2008. The Nominating and Corporate Governance Committee considered Dr. Stoll’s experience and qualifications, in addition to his relevant management and pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Stoll should serve as a director of Delcath.

Gabriel Leung was appointed a director in March 2011. Mr. Leung is a 25+ year veteran of the pharmaceutical and biotechnology industry. Mr. Leung served as President of the Oncology Unit of OSI Pharmaceuticals Inc., from 2005 until mid-2009, and then as President, Pharmaceutical Business, overseeing the oncology and diabetes businesses until its acquisition in 2010; and, prior to his appointment as President, (OSI) Oncology, as its Executive Vice President and President, Oncology Business beginning in 2003. Prior to joining OSI Pharmaceuticals, Mr. Leung was Group Vice President of Global Prescription Business at Pharmacia Corporation where he was employed from February 1999 to April 2003 and was a member of the CEO’s Operating Committee from May 2001 to April 2003. He headed Pharmacia’s Global Oncology Franchise where his responsibilities included medical affairs, marketing and sales worldwide in over 80 countries. Mr. Leung also co-chaired the Oncology Development Committee, which oversaw all oncology research and development projects and portfolio strategies. Prior to his employment with Pharmacia, Mr. Leung was at Bristol-Myers Squibb Company where he led the growth of Taxol® and Paraplatin® into the then first and second best-selling chemotherapeutic agents in the United States. Mr. Leung is a pharmacist and trained at the University of Texas at Austin where he earned his B.S. degree with High Honors. He attended graduate school at the University of Wisconsin-Madison where he earned his M.S. degree in Pharmacy, with concentration in pharmaceutical marketing. Mr. Leung is an active member of C-Change, a national initiative chaired by former U.S. President George H. Bush and Mrs. Barbara Bush with the goal of eliminating cancer as a major public health concern in the United States. Mr. Leung is also a member of the CEO Roundtable on Cancer, under which he serves as Vice-Chair of its Life Sciences Consortium. In January 2007, Mr. Leung was appointed by the directors of the National Cancer Institute as a member of the NCI Clinical Trial Advisory Committee. Mr Leung is currently a member of the board of directors of Albany Molecular Research Inc. (AMRI: Nasdaq), and serves on its audit committee and research and development committee. The Nominating and Corporate Governance Committee considered Mr. Leung’s commercial achievements in the pharmaceutical and oncology sectors and executive-level management experience in the pharmaceutical industry and his medical expertise in determining that Mr. Leung should serve as a director of Delcath.

Class I Directors — Terms Expiring at the 2013 Annual Meeting

Harold S. Koplewicz, M.D. was appointed a director in September 2006 and was appointed Chairman of the Board in February 2007. He is one of the nation’s leading child and adolescent psychiatrists, honoured by the American Psychiatric Association, the American Society for Adolescent Psychiatry, and the American Academy of Child & Adolescent Psychiatry. In November 2009, he founded and became the President of the Child Mind Institute, the nation’s only independent nonprofit dedicated to transforming mental health care for the world’s children. In May 2006, he was appointed by then-New York Governor George Pataki to the position of Director of the Nathan S. Kline Institute for Psychiatric Research, where he was the third person to hold this position since the institution’s founding in 1952. He completed his tenure at NKI in January 2011. In 2007, Dr. Koplewicz became the first Vice Dean of External Affairs at the NYU Langone Medical Center. In the first year of his tenure, over $500 million in philanthropic support was raised for the Medical Center. Dr. Koplewicz founded the NYU Child Study Center in 1997 and served as its Director for twelve years. Under his leadership, the NYU Child Study Center made remarkable contributions to the field through expert clinical care, a robust research portfolio, and advocacy for child mental health. A graduate of Albert Einstein College of Medicine, Dr. Koplewicz completed his psychiatric residency at New York Hospital Westchester Division, a fellowship in Child Psychiatry at Columbia University’s College of Physicians and Surgeons, a NIMH Research Fellowship at the New York State Psychiatric Institute, and the Executive Program in Health Policy and Management at Harvard University’s School of Public Health. He has served as a member of the National Board of Medical Examiners and as a Commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Since 1997, he has been the Editor-in-Chief of the Journal of Child and Adolescent Psychopharmacology. He has also served as a member of the working group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services to address the effects of terrorism on children’s mental health. The Nominating and Corporate Governance Committee considered Dr. Koplewicz’s experience and qualifications, in addition to his leadership skills and valuable insights in the medical field, as well as the overall composition of the Board, in making the determination that Dr. Koplewicz should be a nominee for director of Delcath.

Robert B. Ladd was appointed a director in October 2006. Since January 2003, Mr. Ladd has served as the founder and managing member of Laddcap Value Associates LLC, the general partner of Laddcap Value Partners LP, an investment management company. From 1988 to November 2002, Mr. Ladd served as a Managing Director of Neuberger Berman, an investment management company, where his responsibilities included serving as a portfolio manager for various high net worth clients and as a securities analyst. Mr. Ladd graduated from the University of Pennsylvania’s Wharton School with a B.S. in Economics in 1980. He received his MBA from Northwestern University’s Kellogg School of Management in 1983. Mr. Ladd has also earned a CFA designation. Mr. Robert Ladd served on the Board of Directors of InFocus Corp. from 2007 to 2009, a former public company, and currently serves on the Board of Directors of MGT Capital Investments, Inc. (MGT: NYSE Amex). The Nominating and Corporate Governance Committee considered Mr. Ladd’s experience and qualifications, in addition to his financial acumen and insights to the Board gained from his broad financial experience, as well as the overall composition of the Board, in making the determination that Mr. Ladd should be a nominee for director of Delcath.

Director Compensation — 2010. The following table sets forth the compensation awarded to, earned by or paid to each director who served on our Board of Directors in 2010, other than Eamonn P. Hobbs, our Chief Executive Officer and President. Details of Mr. Hobbs’ compensation are set forth under the heading “Executive Compensation — Summary Compensation Table”.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(3)	Options Awards(2)(3)	Total
Pamela R. Contag, Ph.D.(4)	$46,000	$30,008	$583,094	$659,102
Harold S. Koplewicz, M.D.	65,000	153,408	—	218,408
Robert B. Ladd, MBA, CFA	49,000	153,408	—	202,408
Laura A. Philips, Ph.D., MBA	65,000	153,408	—	218,408
Roger G. Stoll, Ph.D.	62,000	30,008	583,094	675,102
Richard Taney(5)	20,283	30,008	—	50,291
Douglas G. Watson(6)	17,783	30,008	224,884	272,675

(1)

Represents the grant date fair value of each director’s restricted stock awards granted in 2010, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718, excluding the impact of forfeitures. Each director was granted 3,022 shares of restricted stock at $9.93 per share, the closing price of our common stock on December 1, 2010. Additionally, Dr. Philips,

Dr. Koplewicz, and Mr. Ladd were each granted 10,000 additional shares of restricted stock at $12.34 per share, the closing price of our common stock on May 6, 2010. The shares of restricted stock were granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”). Subject to continued service as a director, the restricted stock vests ratably over two years from grant. During the vesting period, directors have all of the rights of a stockholder with respect to the restricted stock, including the right to vote such shares and to receive dividends thereon. Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

(2)	Represents the grant date fair value of options granted during 2010, computed in accordance with FASB ASC Topic 718, excluding the impact of forfeitures. The options were granted pursuant to the 2009 Plan. Dr. Contag and Dr. Stoll were each granted options to purchase 75,000 shares of our common stock at $12.34 per share, the closing price of our common stock on May 6, 2010. Each of Dr. Contag’s and Dr. Stoll’s options vested as to 50,000 shares on the date of grant; the balance will vest on May 6, 2011. Mr. Watson was granted an option to purchase 50,000 shares of our common stock at $6.90 per share, the closing price of our common stock on July 12, 2010. Mr. Watson’s options vest ratably on July 12, 2011, 2012 and 2013. The methodology and assumptions used to calculate the grant date fair value are described in Note 3, “Stockholders’ Equity” of our Form 10-K.
(3)	We caution that the amounts reported for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on Delcath’s stock price and the director’s service on our Board.
(4)	Dr. Contag is not standing for re-election, and her term will expire at the Annual Meeting.
(5)	Mr. Taney resigned from our Board of Directors effective July 12, 2010.
(6)	Mr. Watson was appointed to our Board of Directors on July 12, 2010.

The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chairmanships, and committee members. In determining director compensation, the Compensation Committee reviews benchmark and survey data of both, general industry compensation programs for directors, including the Radford Life Sciences Survey, as well as specific peer group data. In addition, for 2011 compensation recommendations, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, derived from a peer group of 14 public companies and from two independent third-party surveys provided by Pearl Meyer & Partners, LLC, an independent compensation consultant.

During 2010, Delcath’s non-employee directors received:

•	a cash retainer of $6,000 per quarter;

•	$1,000 for each Board and committee meeting attended in person;

•	$500 for each Board and committee meeting attended telephonically;

•	$3,000 per quarter to the Board Chair and to the Chair of the Nominating and Corporate Governance Committee and Compensation and Stock Option Committee; and

•	$4,000 per quarter to the Chair of the Audit Committee.

Also in 2010, we granted our non-employee directors shares of restricted stock having a grant date fair value of $30,000 (3,022 shares of Delcath common stock); the restricted stock vests ratably over two years from grant.

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any committees of the Board.

Effective for 2011, non-employee directors receive: a cash retainer of $7,500 per quarter, other than our Board Chair, who receives a cash retainer of $13,750 per quarter; $1,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically; $1,500 for each Audit Committee meeting attended; $1,000 for each Compensation and Stock Option Committee and Nominating and Corporate Governance Committee meeting attended; $3,000 per quarter to the Chair of the Nominating and Corporate Governance Committee and to the Chair of the Compensation and Stock Option Committee; and $4,000 per quarter to the Chair of the Audit Committee. On the date of each annual meeting of stockholders, non-employee directors will be granted shares of restricted stock having a grant date fair value of $50,000, that vest one year from grant, and newly appointed non-employee directors will be granted options to purchase shares of our common stock having a grant date fair value of $75,000, that vest ratably over three years from grant. The shares of restricted stock and options will be granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Our non-employee directors are also covered by Delcath’s directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require Delcath to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, Delcath’s amended and restated certificate of incorporation and amended and restated bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Delcath for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information concerning the current executive officers of Delcath.

Name	Age	Office Currently Held
Eamonn P. Hobbs (1)	52	President and Chief Executive Officer
David A. McDonald	50	Executive Vice President, Chief Financial Officer
Agustin V. Gago	51	Executive Vice President, Global Sales and Marketing
Peter J. Graham	44	Executive Vice President, General Counsel
Krishna Kandarpa, M.D., Ph.D.	60	Executive Vice President, Research and Development and Chief Medical Officer
John Purpura	49	Executive Vice President, Regulatory Affairs and Quality Assurance
Barbra Keck	33	Vice President, Controller

(1)	Information about Mr. Hobbs is provided under the heading “Information about Directors and Director Nominees — Board Nominees — Class II Directors.”

The following is a brief description of the business experience of the following officers:

David A. McDonald joined Delcath as Chief Financial Officer in September 2009. He was formerly the Senior Vice President of Business Development at AngioDynamics, Inc., where he led the company’s business development activities. Mr. McDonald founded Minneapolis-based Cornerstone Healthcare Advisors LLC in April 2005, which he led until joining AngioDynamics in July 2008. At Cornerstone he provided advisory and consulting services to emerging medical technology companies and their financial sponsors. Prior to 2005, Mr. McDonald was a Managing Director and leader of Medical Technology Investment Banking at RBC Capital Markets. Before his involvement with these companies, Mr. McDonald was a Senior Vice President and Equity Portfolio Manager at Investment Advisers, Inc. as well as a research analyst covering the healthcare industry for more than a dozen years. He received a Bachelor of Arts Degree in Economics from St. Olaf College in Northfield, Minnesota in 1982.

Agustin V. Gago joined Delcath as Executive Vice President, Global Sales and Marketing in November 2009. Prior to joining Delcath, he was Vice President for International Oncology Surgery Sales at

AngioDynamics, Inc., since 2008. From 2002 to 2008, he was Vice President for the Global GI Business Unit at E-Z-EM, Inc., and from 1998 to 2002 he was Vice President of International Operations at E-Z-EM, Inc. Mr. Gago earned his B.S. in Business Management at Hofstra University and diplomas in International and Export Practices at universities overseas.

Peter J. Graham joined Delcath as Executive Vice President, General Counsel in April 2010. Prior to joining Delcath, he was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc. from April 2008 to April 2010. Prior to 2008, Mr. Graham spent 11 years at E-Z-EM, Inc. holding various senior level management positions including Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 to 2008 and Vice President, General Counsel and Secretary from 2001 until 2005. From 1997 until 2004 Mr. Graham also served as General Counsel and Secretary for AngioDynamics, Inc. then a wholly owned subsidiary of E-Z-EM, Inc. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law and his B.A. at the University of Wisconsin-Madison.

Krishna Kandarpa, M.D., Ph.D. joined Delcath as Executive Vice President, Research and Development and Chief Medical Officer in October 2009. Prior to joining Delcath, from 2002 to 2009, he was a tenured Professor and former Chair of the Department of Radiology at the University of Massachusetts Medical School (UMMS) and Radiologist-in-Chief at the University of Massachusetts Memorial Medical Center. Before joining the University of Massachusetts in 2002, he was at the Weill Medical College of Cornell University, where he was a Professor of Radiology and Chief of Service and Director of the Division of Cardiovascular & Interventional Radiology at The New York Presbyterian Hospital (Cornell). He was also a faculty member at the Harvard-Massachusetts Institute of Technology, Division of Health Sciences and Technology from 1987 to 1998. Before deciding to attend medical school at the University of Miami, Dr. Kandarpa was a Research and Development Engineer at Duracell International Laboratory for Physical Science. He earned a Ph.D. in Engineering Science & Mechanics from Penn State University and a B.S. in Aerospace & Mechanical Engineering from Washington University (St. Louis). Dr. Kandarpa is past-President (1997-2001) and past-Chair (2001-2002) of the Cardiovascular & Interventional Radiology Research and Education Foundation (CIRREF) of the Society of Interventional Radiology (SIR). He completed his final term on the Board of Directors of the Academy of Radiology Research in 2007. Dr. Kandarpa has authored over 50 original peer-reviewed scientific publications, including book chapters and solicited review articles, and is the author/editor of several specialized books, including The Handbook of Interventional Radiologic Procedures, and a textbook entitled Peripheral Vascular Interventions (2008). Dr. Kandarpa is listed in America’s Top Doctors.

John Purpura joined Delcath as Executive Vice President, Regulatory Affairs and Quality Assurance in November 2009. Prior to joining Delcath, he was with E-Z-EM, Inc. as Vice President and then Executive Director of International Regulatory Affairs from 2007 to 2008 and Head of Regulatory Affairs for North America and Latin America from 2008 to 2009. Prior to E-Z-EM, Inc., Mr. Purpura had an 11 year career with Sanofi-Aventis, ultimately serving as Associate Vice President for Regulatory CMC from 2005 to 2007. From 1985 to 1995, he had various quality and regulatory management roles with Bolar Pharmaceuticals, Luitpold Pharmaceuticals and Eon Labs Manufacturing. He earned his MS in Management & Policy and B.S. degrees in Chemistry and Biology at the State University of New York at Stony Brook.

Barbra Keck joined Delcath as Controller in January 2009 and was promoted to Vice President in October 2009. Prior to joining Delcath, she was an audit assistant with Deloitte & Touche, LLP from August 2008 to December 2008. From June 2006 to August 2008, Ms. Keck was the Assistant to the Vice President and Dean of Baruch College, Zicklin School of Business, and from September 2005 to May 2006 she was the Donor Relations and Communications Manager for Young Audiences New York. From 2002 to 2005, Ms. Keck was the Manager, UD Arts Series at the University of Dayton, where she also served as the Manager, Arts and Cultural Events from 1999 to 2002. Between those positions, from 2002 to 2003, she was the Director of Teacher Programs at the Muse Machine. Ms. Keck served as the General Manager of Dayton Bach Society and the Manager of UD Arts Series from 1999 to 2002. She earned her MBA in Accountancy from Baruch College and Bachelor of Music in Music Education from the University of Dayton.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation and Stock Option Committee, or “Compensation Committee,” is responsible for formulating and establishing our overall compensation philosophy with respect to our executive officers. The Company believes that a strong executive management team comprised of talented individuals in key positions at the Company is critical to the development and growth of our business and to increasing stockholder value. Accordingly, a key objective of executive compensation is to attract and retain talented and experienced individuals, while motivating them to perform and make decisions consistent with Delcath’s business objectives, goals and culture. In furtherance of these objectives, we provide what we believe is a competitive total compensation program for our executive officers that fairly compensates our executives and emphasizes pay-for-performance by linking executive compensation to individual performance and Company performance, while maintaining a balance among base salary, annual incentive cash bonuses and long-term equity incentive awards to mitigate risk-taking at the expense of Delcath and its stockholders. For each executive, the amount of pay that is actually realized is primarily driven by Delcath’s performance and each executive’s personal contribution to that performance.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

•

compensation should be based on an individual’s level of responsibility, individual performance and company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

•

compensation should reflect the value of the position in the marketplace. To attract, motivate and retain skilled and experienced executives in the highly competitive and dynamic medical device/pharmaceutical industries, we must offer a competitive compensation package;

•

compensation should reward performance, and our programs are designed to provide pay-for-performance. We reward outstanding individual and Company performance with top-level compensation and provide less compensation when company or individual objectives are not achieved;

•

compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that are critical to our success and increasing stockholder value; and

•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives.

Executive Summary.

In 2010, our Compensation Committee formalized and implemented formal policies and processes to evaluate and assess the compensation of our executive officers. These policies and processes are reflected in compensation decisions for 2010 (and, for 2011), and evidence our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company, by rewarding our executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated executive officers in the medical device/pharmaceutical industries, we call this our “Total Rewards Program”. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation:

•

Compensation Components. The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance.

•

Base Salary. We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance. Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within and outside the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance.

•

Annual Incentive Cash Awards. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. Prior to the adoption of the Annual Incentive Plan, or “AIP”, in the fourth quarter of 2010 (see below, “Executive Compensation Considerations and Actions; and 2011 Impact”), we did not have a formal cash incentive plan. The AIP is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive, market base form of incentive compensation, and encourage and reward performance and competencies critical to the Company’s success.

•

Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, a portion of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. Historically, long-term equity awards made to executives have been in the form of stock options and restricted stock awards. This is because the Compensation Committee believes that a combination of stock options and restricted stock directly align the value of the benefit being provided to the executive, with stockholder interests. For executive officers other than the CEO, the Compensation Committee determines the number of options and restricted shares to grant based on its consideration of awards to executives in similar positions at similarly situated companies, and in keeping with the Company’s objective of offering a competitive total compensation value. Stock option grants generally are made to each named executive officer upon his or her joining the Company with additional grants being made annually as determined by the Compensation Committee. The number of stock options granted to each named executive officer is generally based upon several factors, including the named executive officer’s position with the Company, salary and performance, and are targeted to approximate the grants made, on average, by similarly situated companies to executives with similar responsibilities (see below, “Market Composite Data” and “Executive Compensation Considerations and Actions; and 2011 Impact”). In addition, grants of restricted stock awards may also be made to each named executive officer upon his or her joining the Company, with additional grants being determined by the Compensation Committee thereafter. Equity incentive awards are granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”)

In 2010, we adopted the Long-Term Incentive Plan, or “LTIP” (see below, “Executive Compensation Considerations and Actions; and 2011 Impact”), to link Company performance and individual contribution with increased stockholder value. The LTIP is an annual equity-based incentive plan designed to better align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as a between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

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Market Composite Data. In 2010, our Compensation Committee used benchmarking and survey data in determining the competiveness of our executive officers’ base salaries and overall compensation packages. Throughout 2010, the Compensation Committee periodically obtained and evaluated surveys used for benchmarking executive compensation, including the Radford Life Sciences Survey, to determine competitive compensation practices within the pharmaceutical, medical device, and biopharma industries, and this information, in combination with other factors, such as individual performance, experience, past compensation levels of our named executive officers, existing levels of equity ownership, and general trends in executive compensation, were used by the Compensation Committee in making its compensation decisions for 2010. Additionally, during the fourth quarter of 2010, Pearl Meyer & Partners, LLC, an independent compensation consultant, provided the Compensation Committee with comparative market composite data about the compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, derived from a peer group of 14 public companies and from two independent third-party surveys (see below, “Executive Compensation Considerations and Actions; and 2011 Impact”).

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Target Compensation. Using market composite data our Compensation Committee will strive to achieve an appropriate balance among base salary, annual incentive cash bonuses and long-term equity incentive awards in order to meet our compensation objectives, and target to set total executive compensation between the 50th and 60th percentiles of the executive compensation comparison group. In making executive compensation decisions, including establishing a balance between short- and long-term compensation our Compensation Committee will consider, among other things, individual performance, experience, past compensation levels of each of our named executives, existing levels of equity ownership, and general trends in executive compensation (see below, “Executive Compensation Considerations and Actions; and 2011 Impact”).

Highlights of 2010. The medical device and pharmaceutical industries are highly competitive. As a development stage company our primary focus is to obtain approval in the United States, the European Union and other foreign markets of the Delcath chemosaturation system. The Delcath chemosaturation system is designed to deliver high doses of melphalan hydrochloride, or melphalan, directly to the liver while limiting the systemic exposure of this agent. Our ultimate goal is to successfully market the Delcath chemosaturation system both within and outside the United States. Our accomplishments in 2010 were significant due to the individual commitments and collective efforts of our executive management team and, while we suffered a set back in the early part of 2011, we made great strides in moving the Company forward in 2010. The following are quantifiable key highlights of the Company’s 2010 achievements, but these highlights are not necessarily reflective of our achievement and/or completion of certain core competencies and organizational infrastructure changes fundamental to Delcath’s overall business objectives, including:

•	we rounded-out our executive management team, consisting of highly skilled, exceptionally experienced executives poised to lead Delcath from the development stage to commercial operations;

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we raised approximately $35 million in aggregate funds (net of expenses) to finance general corporate purposes, including, but not limited to, obtaining regulatory approvals, research and development, commercialization of our products, funding of our clinical trials, capital expenditures and working capital;

•	we concluded a Phase III clinical trial for the Delcath chemosaturation system with melphalan hyrdrochloride in patients with metastatic ocular and cutaneous melanoma to the liver;

•	we concluded a Phase II clinical trial of the Delcath chemosaturation system with melphalan in patients with primary and metastatic liver cancer;

•	we established a facility in Queensbury, New York to manufacture the Delcath chemosaturation system;

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we submitted a CE Mark Technical File to our European Notified Body to obtain CE Mark approval for the Delcath chemosaturation system, which the Company intends to market in the European Economic Area as the Delcath Hepatic ChemoSAT™ Delivery System; in April 2011, we received notice of approval of our CE Mark; and

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we submitted our §505(b)(2) New Drug Application (NDA) to the United States Food and Drug Administration (FDA). In February 2011 we received a Refusal to File letter from the FDA for the NDA; however, we expect to resubmit the NDA by the end of 2011.

Role of Executive Officers in Determining Compensation. The Compensation Committee, based on input from the Company’s Chief Executive Office, determines the compensation of our executive officers. Our CEO assists the Compensation Committee by providing performance assessments and compensation recommendations for each of the Company’s executive officers, including the named executive officers (other than the CEO). Other than completing a self-evaluation performance review, and submitting it to the Compensation Committee, the CEO does not participate in the formulation or discussion of his compensation. Each year the Compensation Committee, along with the entire Board of Directors, establishes the performance objectives for our Chief Executive Officer to be used to evaluate his individual performance relative to Company performance, and further insures that individual performance objectives are established for our other executive officers, that are consistent with the individual objectives for our CEO, and overall Company objectives. For purposes of 2010 executive compensation decisions, the Compensation Committee independently evaluated all the business objectives that were established for 2010, individual performance versus stated objectives, and overall Company performance in making its executive compensation recommendations.

Role of Compensation Consultants. The Compensation Committee retained Pearl Meyer & Partners, LLC (“PM&P”) as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and setting executive officers’ compensation. PM&P reports directly to the Compensation Committee, and PM&P is not permitted to perform services for management unless approved by the Compensation Committee. Throughout 2010, PM&P reviewed executive compensation trends and new (and proposed) executive compensation regulations and reporting requirements with the Compensation Committee, representatives of PM&P attended all regularly scheduled meetings of the Compensation Committee, as well as most of the preparatory meetings with the Compensation Committee Chair, and attended all Compensation Committee executive sessions as requested. PM&P also assisted the Compensation Committee in developing, drafting and implementing the Annual Incentive Plan and the Long-Term Incentive Plan; and, as more fully described below under “2011 Compensation Actions — Market Composite Data”, PM&P provided our Compensation Committee with comparative compensation data and recommendations for specific executive positions obtained from a variety of publicly available and confidential third-party survey sources, which the Compensation Committee used in determining the necessity of making changes in the salaries of named executive officers.

Executive Compensation — 2010

Performance Evaluation Process. For 2010, Delcath implemented a formal annual performance review program to evaluate our executives’ competencies as well as individual performance objectives. The competencies in the program include — commitment to quality, integrity & ethics, results oriented, teamwork, dependability, job knowledge and productivity. Each executive is rated on his or her competencies at year end and a final average total rating is calculated. Individual performance objectives, which are set at the beginning of the year, while specific to each executive officer based on his or her role and area of focus, are linked to the Company’s overall performance and attainment of Company objectives. Following completion of the performance year, the Compensation Committee assesses the individual performance objectives of our executive officers and the Company’s overall performance. The information gathered as part of this evaluation process was used by our Compensation Committee to assist it in making compensation decisions related to 2010 base salary and incentives awards (both short — and long-term).

For 2010, the compensation of our named executive officers consisted primarily of base salary and short-term cash incentive awards. Other than equity awards granted to our Executive Vice President, General Counsel in connection with his employment in April 2010, and a stock option granted to our CEO (January 2010) and Executive Vice President, Research and Development and Chief Medical Officer (October 2010) pursuant to the terms of their respective employment agreements, we did not grant equity awards, in particular performance-based equity compensation, in 2010.

In determining not to grant equity awards in 2010, the Compensation Committee considered the duration of our named executive officers’ employment with the Company and their existing levels of equity ownership. The Compensation Committee also considered its intended development and adoption of our Annual Incentive Plan and Long Term Incentive Plan during 2010 and its expected implementation in 2011.

Base Salary. In 2010, only our CEO’s base salary was increased. Mr. Hobbs’ base salary was increased 5.9% over his 2009 base salary, to reflect Mr. Hobbs’ contributions to the Company during his 6-month tenure in 2009, and his continued contributions to the Company during 2010.

Annual Incentive Award — Cash. Prior to the adoption of the Annual Incentive Plan in the fourth quarter of 2010 (see below, “Executive Compensation Considerations and Actions; and 2011 Impact”), we did not have a formal cash incentive plan. However, the employment agreement of each named executive officer provides for annual incentive cash bonuses, subject to the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee and approved by the Board of Directors at a specified target level based on a percentage of the executive’s base salary. Determination of whether performance objectives are met and whether bonuses should be paid, and, if so, the amount, is made by the Compensation Committee. Incentive cash bonuses were awarded to our named executive officers in 2010. Our named executive officers achieved, in total, 69% (average) of target based on actual performance, however, the Compensation Committee reduced actual bonuses paid, by 20% to all the named executive officers in consideration of the Refusal to File letter received from the FDA in February 2011. As a result, actual incentive cash bonuses paid to our named executive officers for 2010 were as follows:

	2010 Target Incentive of Base(1) (%)	2010 Target Incentive ($)	2010 Target Achievement (%)	2010 Incentive Award Earned Prior to 20% Reduction ($)	2010 Incentive Award Paid, After 20% Reduction(2) ($)
Chief Executive Officer(3)	50%	$218,750	56.0%	$121,438	$102,650
Chief Financial Officer	30%	$97,500	86.5%	$84,337	$67,470
Executive Vice President, Research and Development and Chief Medical Officer	35%	$131,250	51.0%	$66,938	$53,550
Executive Vice President, Global Sales and Marketing	35%	$99,750	50.0%	$49,875	$39,900
Executive Vice President, General Counsel	30%	$81,000	100%	$81,000	$64,800

(1)	Target level, as set forth in the named executive officer’s employment agreement.
(2)	In February 2011, the Company received a Refusal to File letter from the FDA. As a result, the Compensation Committee determined to reduce each of our named executive officers’ bonus awards by 20%.

(3)	In an effort to align the timing of our Chief Executive Officer’s annual performance review with those of our other named executive officers, the Compensation Committee evaluated and awarded our Chief Executive Officer an interim incentive cash bonus for his performance during the first 6-months of 2010 —$27,500; thereafter, new performance objectives were set for the balance of 2010, of which he achieved 84% of target, however, his actual bonus paid for the second-half of 2010 was $75,150 (bonus earned ($93,938) reduced by 20%). Mr. Hobbs’ 2010 Target Incentive was 50% of his base salary, which was based on the first 6-months performance period and the second-half of 2010, with respective 2010 Target Achievements of 32% and 84%; and 2010 Incentive Award Earned Prior to Reduction was $27,500 (not subject to reduction) and $93,938, which was reduced by 20% ($75,150). As a result, the total incentive cash bonus paid to Mr. Hobbs for his 2010 performance was $102,650.

Executive Compensation Considerations and Actions; and 2011 Impact.

In 2010, our Compensation Committee developed adopted and approved our Annual Incentive Plan, or “AIP”, and our Long Term Incentive Plan, or “LTIP”.

Annual Incentive Plan. Under the AIP, annual incentive award opportunities are expressed as a percentage of a participant’s actual base salary for the performance year, beginning January 1. If earned, AIP awards will generally be paid on or before March 15 of the immediately following fiscal year. Actual awards range from 0% to a maximum of 100% of the total award opportunity and are measured against the achievement of: corporate financial and non-financial performance objectives, established at the beginning of the performance year by the Company’s Board of Directors or the Compensation Committee, and individual performance goals and objectives for the performance year established by a participant’s manager or, in the case of the President and Chief Executive Officer, by the Compensation Committee and for the President’s direct reports by the Compensation Committee following the recommendation of the CEO. The weights assigned to Company and individual performance components vary by level of a participant’s position in the Company. For our named executive officers, 75% is assigned to corporate performance and 25% to individual performance.

The maximum total payout under the AIP is equal to a percentage of the Company’s operating profit (operating profit/(loss) defined as before the cost of the AIP is deducted) as determined by the Committee; and, in the event total AIP award payouts would exceed the annual percentage limitation of the Company’s operating profit/(loss), all bonus payments will be reduced so as not to exceed the annual percentage limitation. Moreover, no AIP awards will be paid to a participant under the AIP if the participant is placed on a performance enhancement plan. The table below summarizes our named executive officers’ annual incentive cash bonus opportunities for 2011 under the AIP:

Position	2011 Target Incentive Opportunity (as a Percent of Base Salary)
Chief Executive Officer	50%
Chief Financial Officer	40%
Executive Vice President, Research and Development and Chief Medical Officer	40%
Executive Vice President, Global Sales and Marketing	40%
Executive Vice President, General Counsel	40%

Long Term Incentive Plan. In 2010, the Compensation Committee worked with PM&P to develop a formal long-term incentive grant strategy, and in the fourth quarter of 2010, the Compensation Committee adopted the Long Term Incentive Plan, or “LTIP”. The LTIP is administered by the Compensation Committee; the Compensation Committee intends to grant awards under the LTIP in or about March of each year. The current strategy under the LTIP is to align the number of shares awarded subject to long-term equity incentive grants, with the number of shares needed to deliver a competitive value targeted at the 50th percentile of the executive compensation comparison group. Current long-term incentive market data for our executives was collected as part of the compensation competitive assessment completed in December 2010. Using market composite data, PM&P assisted the Company in developing long-term equity incentive guidelines that focus on providing our executive officers with a mix of long-term equity incentive award opportunities (75% stock options and 25% restricted stock) targeted at the 50th percentile of the executive compensation comparison group. These guidelines will be updated based on then current compensation comparison group levels, and the Compensation Committee will use these guidelines to determine long-term equity incentive awards for our named executive officers based upon a holistic assessment of Company and individual performance for the prior year.

The table below summarizes 2011 long-term equity awards to our named executive officers:

Position	Stock Option Awards		Restricted Stock Awards
Chief Executive Officer	125,000		25,000
Chief Financial Officer	30,000		6,500
Executive Vice President, Research and Development and Chief Medical Officer	50,000	(1)	—
Executive Vice President, Global Sales and Marketing	28,000		6,000
Executive Vice President, General Counsel	28,000		6,000

(1)	Pursuant to the executive officer’s employment agreement and will be granted in October 2011.

Market Composite Data.

The Compensation Committee reviews our executive officers’ base salaries and overall compensation packages annually. In 2010, PM&P provided the Compensation Committee with information about the compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, and derived from a peer group of 14 public companies and from two independent third-party surveys. The third-party surveys employed specific parameters for comparative companies, such as revenue, industry, number of employees and executive role perspectives, and PM&P used the following criteria to develop the comparative peer group that the Compensation Committee used in assessing the competitiveness of Delcath executive compensation for purposes of fiscal 2011 compensation actions:

•	Market Capitalization greater than $110M

•	Revenues between $0M — $100M

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Industry / product similarity — Drug Delivery Systems / Medical Device companies with a focus on cancer/oncology and Pharmaceuticals / Biopharmaceuticals / Biotherapeutics companies with a cancer focused drug.

The resulting peer group consisted of the following 14 firms:

Alexza Pharmaceuticals Inc	Electro-Optical Sciences, Inc.
Allos Therapeutics Inc	Geron Corp
Alnylam Pharmaceuticals Inc	Halozyme Therapeutics Inc
Antares Pharma Inc	Inovio Pharmaceuticals Inc
Ardea Biosciences Inc	MannKind
ARIAD Pharmaceuticals Inc	MAP Pharmaceuticals Inc
DURECT Corp	ZIOPHARM Oncology Inc

The Compensation Committee generally targets the midpoint of the competitive market for the various elements of compensation, yet individual executives may be paid above or below the midpoint depending upon, among other factors, the skills and experience, tenure in the position, overall individual performance and additional responsibilities of the executive.

Base Salaries — 2011.

The Market Composite Data indicated that the 2010 base salaries of our executive officers ranged between the <25th and 75th percentiles of the executive compensation comparison group. Based on the Market Composite Data, the Compensation Committee determined to increase the base salaries of our named executive officers, with merit increases ranging from 2.5% and 4% across the named executive officer group, and our Executive Vice President, General Counsel also received a 13% market adjustment to bring his base salary more in line with competitive market practices for his position with additional responsibilities for the Human Resources function.

The following table summarizes the amount of base salary and year-over-year increase for each of our named executive officers for 2010 and 2011.

Position	Hire Date	2009 Base Salary	Percent Increase in 2010	2010 Base Salary		Percent Increase in 2011	2011 Base Salary
Chief Executive Officer	7/06/09	$425,000	5.9%	$435,417	(1)	4.0%	$468,000
Chief Financial Officer	9/14/09	$325,000	0%	$325,000		2.5%	$333,125
Executive Vice President, Research and Development and Chief Medical Officer	10/20/09	$375,000	0%	$375,000		3.1%	$386,625
Executive Vice President, Global Sales and Marketing	11/02/09	$285,000	0%	$285,000		2.5%	$292,125
Executive Vice President, General Counsel(2)	4/20/10	n/a	n/a	$270,000		16.0%	$313,100

(1)	Mr. Hobbs’ base salary for 2010 was $425,000, from January – July 2010, and $450,00 from August 2010 – December 31, 2010.
(2)	The Executive Vice President, General Counsel received a 3% merit adjustment and a 13% market adjustment in 2011 to bring his salary more in line with competitive market pay practices for this position with additional responsibilities for the Human Resources function.

Employment Agreements. We have entered into employment agreements with all our named executive officers. A summary of certain material terms of those agreements is set forth below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table”.

Additional Benefits; 401(k) Plan. All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a 401(k) savings plan to enable employees to plan and save for retirement. The Company does not provide matching contributions.

Other Compensation. As a development stage company, the Company does not have pension or deferred compensation plans or arrangements.

Change of Control Provisions. The restricted stock awards and stock options granted to our named executive officers are subject to immediate vesting in the event of a “Change of Control,” as defined in the 2009 Plan and/or Delcath’s 2004 Stock Incentive Plan, with respect to Mr. Hobbs. There are no other change of control agreements or arrangements currently in effect for the named executive officers.

Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer and each of the four other highest paid executive officers, excluding performance-based compensation. It is the Company’s intention that any stock options and restricted stock granted under the 2009 Plan will qualify as performance-based awards under Section 162(m).

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and these discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Compensation and Stock Option Committee of the Board of Directors,

Roger G. Stoll, Chair

Pamela R. Contag

Robert B. Ladd

Summary Compensation Table. The following table sets forth the total compensation awarded to, earned by or paid to: (i) our chief executive officer, (ii) our chief financial officer, and (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2010 and whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Eamonn P. Hobbs President, Chief Executive Officer and Director(2)	2010 2009	$435,417 $207,670	— $100,000	— —	$ 177,767 $1,823,079	$102,650(3) —	— $194,000	$ 715,834 $2,324,749

David A. McDonald Chief Financial Officer(4)	2010 2009	$325,000 $ 97,254	— $ 30,000	— $ 196,000	— $ 645,175	$ 67,470 —	— $125,000	$ 392,470 $1,093,429

Agustin V. Gago Executive Vice President, Global Sales and Marketing(5)	2010 2009	$285,000 $ 47,500	— $ 17,000	— $ 321,750	— $ 563,892	$ 39,900 —	— $ 45,000	$ 324,900 $ 995,142

Peter J. Graham Executive Vice President, General Counsel(6)	2010	$189,205	—	—	$ 383,848	$ 64,800	—	$ 637,853

Krishna Kandarpa, M.D., Ph.D. Executive Vice President, Research and Development, and Chief Medical Officer(7)	2010 2009	$375,000 $ 75,284	— $ 23,500	— $1,218,000	$ 342,292 $ 400,630	$ 53,550 —	— $199,910	$ 770,842 $1,917,324

(1)	The amounts included in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value of restricted stock awards and the aggregate grant date fair value of options granted to our named executive officers, calculated in accordance FASB ASC Topic 718, excluding the impact of forfeitures. We caution that the amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Delcath’s stock price and the named executive officer’s continued employment. The methodology and assumptions used to calculate the grant date fair value are described in Note 3, “Stockholders’ Equity” of our Form 10-K.
(2)	Mr. Hobbs’ base salary for 2010 was $425,000, from January – July 2010, and $450,00 from August 2010 – December 31, 2010. Mr. Hobbs’ service as President and Chief Executive Officer began on July 6, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. Hobbs to cover relocation expenses, a gross-up to cover tax expenses, and fees paid to Mr. Hobbs in his capacity as a non-employee director of Delcath from January 1, 2009 through July 6, 2009.

(3)	In an effort to align the timing of our Chief Executive Officer’s annual performance review with those of our other named executive officers, the Compensation Committee evaluated and awarded our Chief Executive Officer an interim incentive cash bonus for his performance during the first 6-months of 2010 — $27,500; thereafter, new performance objectives were set for the balance of 2010, of which he achieved 84% of target, however, his actual bonus paid for the second-half of 2010 was $75,150 (bonus earned ($93,938), reduced by 20%). As a result, the total incentive cash bonus paid to Mr. Hobbs for his 2010 performance was $102,650.
(4)	Mr. McDonald’s employment began on September 14, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. McDonald to cover relocation expenses.
(5)	Mr. Gago’s employment began on November 2, 2009. “All Other Compensation” column reflects a bonus paid to Mr. Gago to cover relocation expenses.
(6)	Mr. Graham’s employment began on April 20, 2010.
(7)	Dr. Kandarpa’s employment began on October 20, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Dr. Kandarpa to cover relocation expenses and a gross-up to cover tax expenses.

Grants of Plan-Based Awards Table — 2010. The following table sets forth grants of plan-based awards made during the fiscal year ended December 31, 2010 to the named executive officers. All equity grants were made pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Name	Grant Date (equity awards)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)(1)
Eamonn P. Hobbs(2)	1/4/2010	$218,750	50,000	$5.28	$177,767
David A. McDonald	—	$97,500	—	—	—
Agustin V. Gago	—	$99,750	—	—	—
Peter J. Graham(3)	4/20/2010	$81,000	55,000	$10.60	$383,848
Krishna Kandarpa(4)	12/15/2010	$131,250	50,000	$10.46	$342,292

(1)	The employment agreement of each named executive officer provides for an annual incentive cash bonus, subject to the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a specified target level based on a percentage of the executive’s base salary (Hobbs — 50%, McDonald — 30%, Gago — 35%, Graham — 30% and Kandarpa — 35%). Determination of whether performance objectives are met and whether bonuses should be paid, and, if so, the amount, is made by the Compensation Committee. Although our named executive officers achieved a portion of their bonus objectives, the Compensation Committee reduced actual bonuses paid, by 20% across the named executive officer group in consideration of the Refusal to File letter received from the FDA in February 2011. Actual non-equity incentive cash bonuses paid in 2010 to our named executive officers were, Hobbs — $102,650, McDonald — $67,470, Gago — $39,900, Graham — $64,800, and Kandarpa — $53,550, see above, Summary Compensation Table — Non-Equity Incentive Plan Compensation — 2010).
(2)	The option vested as to 16,667 shares on July 6, 2010 and the balance vest ratably on July 6, 2011 and 2012, subject to accelerated vesting upon the occurrence of certain events, including Delcath’s achievement of certain milestones, the involuntary termination of Mr. Hobbs’ employment or a change of control. The option expires on January 4, 2020.
(3)	The option vests ratably on April 20, 2011, 2012 and 2013, subject to accelerated vesting upon Mr. Graham’s involuntary termination of employment or a change of control. The option expires on April 20, 2020.
(4)	The option vests ratably on December 15, 2011 and 2012, subject to accelerated vesting upon the occurrence of certain events, including Delcath’s achievement of certain milestones, the involuntary termination of Dr. Kandarpa’s employment or a change of control. The option expires on December 15, 2020.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was awarded, earned or paid to our named executive officers are described above under “Executive Compensation — Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and equity compensation arrangements with our named executive officers is set forth below, including potential payments, acceleration of equity awards and continuation of benefits in the event of early termination under “Potential Payments upon Termination or Change of Control.”

Employment Agreements

Eamonn P. Hobbs. On July 6, 2009, we entered into an employment agreement with Mr. Hobbs which provides for his continued employment as our Chief Executive Office through July 6, 2011. Mr. Hobbs’ minimum annual base salary is $425,000 and is subject to annual review by the Compensation Committee. He is eligible to receive an annual incentive cash bonus (initially, based on a contract year, and now based on a calendar year and payable during the first quarter of the immediately following calendar year) based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a target level of 50% of Mr. Hobbs’ total base salary. No bonus will be paid in any year in which Mr. Hobbs is terminated for “cause” on or prior to the bonus payment date. Pursuant to the terms of his employment agreement, on July 6, 2009, Mr. Hobbs was granted options to purchase 800,000 shares of our common stock and an option to purchase an additional 50,000 shares in January 2010. These options vested as to 50,000 on the date of grant, and the balance vest ratably over three years from the date of grant, subject to accelerated vesting as to a portion of the subject shares upon receipt by Delcath of at least $15,000,000 from third party investors (this condition was satisfied in November 2009), upon Delcath’s submission to the U.S. Food and Drug Administration (“FDA”) of a Premarket Approval or New Drug Approval for Delcath’s percutaneous hepatic perfusion treatment system (this condition was satisfied in December 2010), and upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system. The option granted in January 2010, vested as to 16,667 shares on July 6, 2010 and the balance vest ratably on July 6, 2011 and 2012, with accelerated vesting upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system. Mr. Hobbs’ options immediately vest in the event of Mr. Hobbs’ Involuntary Termination of employment or a change of control, and the Compensation and Stock Option Committee may, in its discretion, accelerate the vesting of all or a portion of Mr. Hobbs’ options, but not beyond the expiration date of such options, which, subject to early termination, will expire 10 years from the date of grant. Mr. Hobbs also received a special one-time starting bonus ($175,000) to cover relocation expenses and a gross-up to cover tax expenses.

In the event Mr. Hobbs’ employment is terminated by us without “cause” or by Mr. Hobbs for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive, subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Hobbs’ employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for the greater of: (i) 12 months or, (ii) if termination occurs before July 6, 2011, the period of time between termination and July 6, 2011 (the period described in (i) or (ii), as applicable, constitutes the “severance period”). Mr. Hobbs will also be entitled to payment of any performance bonus for the bonus year in which termination occurred to the extent performance goals have been met; any bonus would be pro-rated for the portion of the bonus year during which he was employed (a “stub bonus”). The severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits or the stub bonus, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Hobbs is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Mr. Hobbs has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation restrictions for a period of two years after termination and to non-disparagement restrictions. If Mr. Hobbs breaches his obligations as to confidentiality, non-solicitation, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Hobbs in consideration of, and assuming receipt of, the contemplated general release.

Mr. Hobbs has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. Hobbs has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Hobbs will be entitled to the severance benefits set forth above. In the event of Mr. Hobbs’ death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Hobbs’ employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or willful failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions of his employment agreement, or any material breach of any other contract to which Mr. Hobbs is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Mr. Hobbs after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Hobbs’ rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Hobbs’ principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

David A. McDonald. On September 13, 2009, we entered into an employment agreement with Mr. McDonald which provides for his continued employment as our Chief Financial Officer through September 13, 2011. Mr. McDonald’s minimum annual base salary is $325,000. He is eligible to receive an annual incentive cash bonus (initially, based on a contract year, and now based on a calendar year and payable during the first quarter of the immediately following calendar year) based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established by the Compensation Committee at a target level of 30% of Mr. McDonald’s total base salary. No bonus will be paid in any year in which Mr. McDonald is terminated for “cause” on or prior to the bonus payment date. Pursuant to the terms of his employment agreement, Mr. McDonald was granted an option to purchase 250,000 shares of our common stock (10,417 of the shares subject to the option vest monthly over a period of 23 months, with 10,409 shares vesting on September 13, 2011) and 50,000 shares of restricted stock (25,000 shares vested six months, and 25,000 shares vested 12-months from the effective date of Mr. McDonald’s employment). The Compensation and Stock Option Committee may, in its discretion, accelerate the vesting of all or a portion of Mr. McDonald’s option, but not beyond the expiration date of such option, which, subject to early termination due to termination of employment or death, will expire 10 years from the date of grant. Mr. McDonald received a special one-time starting bonus ($125,000) to cover relocation expenses.

In the event Mr. McDonald’ employment is terminated by us without “cause” or by Mr. McDonald for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive, subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. McDonald’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for 12 months (the “severance period”). The severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits in the event of an Involuntary Termination, Mr. McDonald is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Mr. McDonald has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation restrictions for a period of two years after termination and to non-disparagement restrictions. If Mr. McDonald breaches his obligations as to confidentiality, non-solicitation, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. McDonald in consideration of, and assuming receipt of, the contemplated general release.

Mr. McDonald has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. McDonald has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. McDonald will be entitled to the severance benefits set forth above. In the event of Mr. McDonald’s death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. McDonald’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or gross misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or willful failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of his duties, responsibilities or representations contained in the “Retention and Duties” section of his employment agreement, or of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions of his employment agreement, or any material breach of any other contract to which Mr. McDonald is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Mr. McDonald after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. McDonald’s rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. McDonald’s principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Dr. Krishna Kandarpa. On September 30, 2009, we entered into an employment agreement with Dr. Kandarpa which provides for his continued employment as Executive Vice President, Research and Development and Chief Medical Officer through September 30, 2011. Dr. Kandarpa’s minimum annual base salary is $375,000 and is subject to annual review by the Compensation Committee or our Chief Executive Officer. He is eligible to receive an annual incentive cash bonus (initially, based on a contract year, and now based on a calendar year and payable during the first quarter of the immediately following calendar year) based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a target level of 35% of Dr. Kandarpa’s total base salary. No bonus will be paid in any year in which Dr. Kandarpa is terminated for “cause” on or prior to the bonus payment date. Pursuant to the terms of his employment agreement, Dr. Kandarpa is also entitled to a minimum annual stock option bonus to purchase 50,000 shares of our common stock; and, in October 2009, Dr. Kandarpa was granted an option to purchase 100,000 shares of our common stock (4,000 of the shares subject to the option vested on October 20, 2009, and the balance vests ratably over a period of 23 months) and 200,000 shares of restricted stock (100,000 shares vested on October 20, 2010, and 100,000 shares will vest on October 20, 2011). Each of the option and the restricted stock is subject to accelerated vesting as to a portion of the subject shares upon receipt by Delcath of at least $15,000,000 from third party investors (this condition was satisfied in November 2009), upon Delcath’s submission (and our Board of Director’s consent) to the U.S. Food and Drug Administration (“FDA”) of a Premarket Approval or New Drug Approval for Delcath’s percutaneous hepatic perfusion treatment system (this condition was satisfied in December 2010), and upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system; and, both the option and the restricted stock will vest with respect to all of the subject shares in the event of Dr. Kandarpa’s Involuntary Termination of employment or a change of control; and, in the event of Dr. Kandarapa’s death or termination of employment by reason of disability, all of the restricted stock will immediately vest, and the Compensation and Stock Option Committee may, in its discretion, accelerate the vesting of all or a portion of Dr. Kandarpa’s option, but not beyond the expiration date of such option, which, subject to early termination, will expire 10 years from the date of grant. Dr. Kandarpa received a special one-time starting bonus ($100,000) to cover relocation expenses and a gross-up to cover tax expenses.

In the event Dr. Kandarpa’s employment is terminated by us without “cause” or by Dr. Kandarpa for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive (his “severance benefit”), subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Dr. Kandarpa’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for the greater of: (i) 12 months or, (ii) if termination occurs before September 30, 2011, the period of time between termination and September 30, 2011 (the period described in (i) or (ii), as applicable, constitutes the “severance period”). Dr. Kandarpa will also be entitled to receive, to the extent applicable performance objectives are satisfied for the bonus year in which termination occurs, payment of a pro-rated portion of his bonus for such applicable period (a “stub bonus”), he will be granted a pro-rata portion of his annual stock option bonus, and all of Dr. Kandarpa’s shares of restricted stock will vest. The severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits or the stub bonus, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Dr. Kandarpa is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Dr. Kandarpa has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation restrictions for a period of two years after termination and to non-disparagement restrictions. If Dr. Kandarpa breaches his obligations as to confidentiality, non-solicitation, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Dr. Kandarpa in consideration of, and assuming receipt of, the contemplated general release.

Dr. Kandarpa has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Dr. Kandarpa has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Dr. Kandarpa will be entitled to the severance benefits set forth above. In the event of Dr. Kandarpa’ death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Dr. Kandarpa’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other criminal misconduct that is injurious to

Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or willful failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of any covenant of confidentiality, non-solicitation, non-competition and non-disparagement within his employment agreement, or any material breach of any other contract to which Dr. Kandarpa is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Dr. Kandarpa after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a diminution in Dr. Kandarpa’ rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Dr. Kandarpa’s principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Agustin Gago. On November 2, 2009, we entered into an employment agreement with Mr. Gago which provides for his continued employment as our Executive Vice President, Global Sales and Marketing through November 2, 2011. Mr. Gago’s annual base salary is $285,000. He is eligible to receive an annual incentive cash bonus (initially, based on a contract year, and now based on a calendar year and payable during the first quarter of the immediately following calendar year) based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established by the Compensation Committee at a target level of 35% of Mr. Gago’s total base salary. No bonus will be paid in any year in which Mr. Gago is terminated for “cause” on or prior to the bonus payment date. Pursuant to the terms of his employment agreement, Mr. Gago was granted an option to purchase 200,000 shares of our common stock (8,333 of the shares subject to the option vest monthly over a period of 23 months, with 8,341 shares vesting on November 2, 2011) and 75,000 shares of restricted stock (25,000 shares vested six months, 25,000 shares vested 12-months, and 25,000 shares will vest 18-months from the effective date of Mr. Gago’s employment). Both Mr. Gago’s option and the restricted stock will vest with respect to all of the subject shares in the event of Mr. Gago’s Involuntary Termination of employment or a change of control. Mr. Gago received a special one-time starting bonus ($45,000) to cover relocation expenses.

In the event Mr. Gago’s employment is terminated by us without “cause” or by Mr. Gago for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive (his “severance benefit”), subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Gago’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for 12 months. Mr. Gago’s severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Gago is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Mr. Gago has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation and non-disruption restrictions for a period of two years after termination and to non-disparagement restrictions. If Mr. Gago breaches his obligations as to confidentiality, non-solicitation, non-disruption, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Gago in consideration of, and assuming receipt of, the contemplated general release.

Mr. Gago has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. Gago has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Gago will be entitled to the severance benefits set forth above. In the event of Mr. Gago’s death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Gago’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) failure to perform or uphold his duties under the employment agreement and/or failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of his duties, responsibilities or representations contained in the “Term and Duties” section of his employment agreement, or of any covenant of confidentiality, non-solicitation, non-disruption, non-competition and non-disparagement within his employment agreement, or any material breach of any other contract to which Mr. Gago is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Mr. Gago after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Gago’s rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Gago’s principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Peter J. Graham. On April 16, 2010, we entered into an employment agreement with Mr. Graham which provides for his continued employment as our Executive Vice President, General Counsel through April 16, 2012. Mr. Graham’s annual base salary is $270,000 and is subject to annual review by the Compensation Committee or our Chief Executive Officer. He is eligible to receive an annual incentive cash bonus (payable during the first quarter of the immediately following calendar year) based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a target level of 30% of Mr. Graham’s total base salary. No bonus will be paid in any year in which Mr. Graham is terminated for “cause” on or prior to the bonus payment date. Pursuant to the terms of his employment agreement, Mr. Graham was granted an option to purchase 55,000 shares of our common stock. The option vests ratably over three years from the date of grant, and will vest with respect to all of the subject shares in the event of Mr. Graham’s Involuntary Termination of employment after the first anniversary of the effective date of his employment or a change of control.

In the event Mr. Graham’s employment is terminated by us without “cause” or by Mr. Graham for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive (his “severance benefit”), subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Graham’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for 12 months. Mr. Graham’s severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Graham is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Mr. Graham has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation and non-disruption restrictions for a period of two years after termination and to non-disparagement restrictions. If Mr. Graham breaches his obligations as to confidentiality, non-solicitation, non-disruption, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Graham in consideration of, and assuming receipt of, the contemplated general release.

Mr. Graham has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Mr. Graham has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Graham will be entitled to the severance benefits set forth above. In the event of Mr. Graham’s death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Graham’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or gross misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or failure to comply with reasonable directives of our Board of Directors, (iv) Mr. Graham no longer being admitted to practice law in New York State or is no longer in good standing with the New York State Bar, or (v) any breach of his duties, responsibilities or representations contained in the “Term and Duties” section of his employment agreement, or of any covenant of confidentiality, non-solicitation, non-disruption, non-competition and non-disparagement within his employment agreement, or any material breach of any other contract to which Mr. Graham is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Mr. Graham after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Graham’s rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Graham’s principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Potential Payments upon Termination or Change of Control. The following table shows the potential incremental value transfer to each named executive officer under various termination or change-in-control scenarios as of December 31, 2010, the last business day of 2010. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of Delcath’s common stock on that date. The actual amounts to be paid out can only be determined at the time of such named executive officer’s actual separation from Delcath.

	Named Executive Officer
Event	Eamonn P. Hobbs	David A. McDonald	Agustin v. Gago	Peter J. Graham	Krishna Kandarpa
Retirement or Voluntary Termination Without “Good Reason”(1)	$102,650	$67,470	$39,900	$64,800	$53,550
Termination for “Cause”	$0	$0	$0	$0	$0
Involuntary Termination (Termination Without Cause, Termination for “Good Reason” or Change of Control)(2)(4)	$2,620,732	$392,470	$1,029,092	$334,800	$473,070
Death or Disability Termination(3)(4)	$102,650	$67,470	$284,900	$64,800	$53,550

(1)	Incentive award earned in 2010.
(2)	Incentive award earned in 2010, plus, as to: Hobbs — the fair value of accelerated vested options to purchase 300,000 shares of our common stock at $3.36 per share and accelerated vested options to purchase 33,333 shares of our common stock at $5.28 per share, plus $435,417, 12-months base salary; McDonald — $325,000, 12-months base salary (assumes the Compensation Committee does not exercise its discretion and accelerate Mr. McDonald’s unvested options); Gago — the fair value of 25,000 shares of accelerated vested restricted stock, accelerated vested options to purchase 83,338 shares of our common stock at $4.29 per share, plus $285,000, 12-months base salary; Graham — $270,000, 12-months base salary (Mr. Graham’s option to purchase 55,000 shares of our common stock at $10.60 per share was underwater on December 31, 2010 and is, therefore, not included as a potential payment); and Kandarpa — the fair value of accelerated vested options to purchase 12,000 shares at $6.09 per share, plus $375,000, 12-months base salary.

(3)	Incentive award earned in 2010, plus, as to: Gago — the fair value of 25,000 shares of accelerated vested restricted stock.
(4)	Amounts were calculated based on the closing price on the NASDAQ Capital Market of our common stock on December 31, 2010 of $9.80. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options. The accelerated vesting of restricted stock is valued at the closing price times the number of shares of restricted stock.

All post-termination payments are linked to confidentiality, non-solicitation, non-competition, non-disparagement and, as to Mr. Graham, non-disruption, obligations contained in the named executive officer’s employment agreements. The events that constitute “cause”, “Good Reason”, “disability” and “Change of Control” are described in the employment agreement with each named executive officer. Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity in accordance with the terms of Delcath’s 2004 Stock Incentive Plan and/or the 2009 Plan, as applicable.

Outstanding Equity Awards at Fiscal Year-End Table — 2010. The following table sets forth information relating to unexercised options held by the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Eamonn P. Hobbs	50,000	—	$1.23	10/14/2013	—	—
	100,000	—	$1.85	10/14/2013	—	—
	500,000	300,000	$3.36	7/6/2019	—	—
	16,667	33,333	$5.28	1/4/2020	—	—
David A. McDonald	156,255	93,745	$3.92	9/14/2019	—	—
Agustin V. Gago	116,662	83,338	$4.29	11/2/2019	25,000	$245,000
Peter J. Graham	—	55,000	$10.60	4/20/2020	—	—
Krishna Kandarpa	88,000	12,000	$6.09	10/20/2019	—	—

Options Exercises and Stock Vested Table — 2010. The following table sets forth information relating to the exercise of options by, and the vesting of restricted stock awards granted to, the named executive officers, during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eamonn P. Hobbs	—	—	—	—
David A. McDonald	—	—	50,000	314,500
Agustin V. Gago	—	—	50,000	595,000
Peter J. Graham	—	—	—	—
Krishna Kandarpa	—	—	150,000	1,337,500

PROPOSAL 2: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation of Delcath’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The total compensation of our named executive officers consists primarily of base salary, annual incentive cash bonuses and long-term equity incentive awards, in the form of stock options and restricted stock awards, as well as other benefits which are also available to all Delcath employees generally. Base salary and annual incentive cash bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards and restricted stock awards, long-term equity awards, are viewed as a reward for improving corporate performance over the long-term, and increasing stockholder value. We also believe that stock option awards and restricted stock awards promote the retention of highly skilled and experienced executives. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Delcath’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis”.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS “SAY-ON-PAY” RESOLUTION.

The resolution that is the subject of this Proposal 2 is advisory in nature and, therefore, is not binding on Delcath, the Compensation and Stock Option Committee or our Board of Directors. However, the Compensation and Stock Option Committee intends to take the results of the vote on this Proposal 2 into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: FREQUENCY OF “SAY-ON-PAY”

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to determine whether we should submit a non-binding, advisory vote resolution, similar to Proposal 2 of this Proxy Statement, to our stockholders to approve the compensation of our named executive officers, every year, every two years or every three years. We are required to include this non-binding, advisory resolution for consideration by our stockholders at least once every six years.

After careful consideration, our Board of Directors has determined that a non-binding, advisory vote on the compensation of our named executive officers every three years is the most appropriate choice for Delcath and therefore, our Board recommends that you vote for the submission to our stockholders of the non-binding, advisory say-on-pay resolution every three years.

Our Board believes a frequency of three years will provide our stockholders with a meaningful amount of time to evaluate our executive compensation programs, and the appropriateness and effectiveness of those programs in achieving our goal of aligning executive compensation with Delcath’s overall performance. A frequency of three years will provide our stockholders with a meaningful evaluation period, and provide us with the opportunity to make adjustments in our compensation components, including the appropriate mix of short- and long-term compensation, as appropriate and consistent with our compensation philosophies and objectives.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY THREE YEARS FOR SAY-ON-PAY.

On this Proposal 3, stockholders may vote for one of the following choices: every year, every two years, every three years, or abstain. By selecting one of these alternatives, stockholders are voting to approve the choice voted for (or abstain from this vote), and are not voting to approve or disapprove the Board’s recommendation.

The vote on this Proposal 3 is advisory in nature and, therefore, is not binding on Delcath, the Compensation and Stock Option Committee or our Board of Directors. However, the Board of Directors and the Compensation and Stock Option Committee intend to take the results of the vote on this Proposal 3 into account when determining how frequently to submit advisory votes on executive compensation to our stockholders in the future.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young served as Delcath’s independent registered public accounting firm for the fiscal year ended December 31, 2010. Although ratification by our stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in Delcath’s best interests and in the best interests of our stockholders. If our stockholders do not ratify the selection of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm.

CCR LLP served as Delcath’s independent registered public accounting firm for the fiscal year ended December 31, 2009. On March 2, 2010, Delcath filed a Current Report on Form 8-K announcing that on February 26, 2010, it had dismissed CCR LLP as its independent registered public accounting firm, and that on March 1, 2010, it had engaged Ernst & Young LLP as Delcath’s new independent registered public accounting firm for the fiscal year ending December 31, 2010. In our previously filed Current Report on Form 8-K, we advised that:

•

CCR LLP’s reports on Delcath’s financial statements for Delcath’s fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles;

•

During Delcath’s fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent interim period preceding the dismissal of CCR LLP, there were no disagreements with CCR LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to CCR LLP’s satisfaction, would have caused CCR LLP to make reference to the subject matter of the disagreement(s) in connection with its report on Delcath’s financial statements for such years. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within Delcath’s fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent interim period preceding CCR LLP’s dismissal; and

•

During Delcath’s fiscal years ended December 31, 2009 and December 31, 2008, and through the date of the engagement of Ernst & Young LLP, Delcath did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Delcath’s financial statements, or regarding any other matters or reportable events described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

Delcath’s change in independent registered public accounting firms was approved by our Audit Committee. As disclosed in Delcath’s previously filed Current Report on Form 8-K, CCR LLP was provided with a copy of the disclosures in the preceding paragraphs, and a letter from CCR LLP to the Securities and Exchange Commission dated March 2, 2010, stating its agreement with these statements, was filed as Exhibit 16.1 to that Current Report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she (or they) so desires and to respond to appropriate questions. Representatives of CCR LLP will not attend our Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS DELCATH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2011.

Fees Paid to Independent Registered Public Accounting Firms. The aggregate fees billed by Ernst & Young and CCR LLP for services rendered as our independent registered public accounting firm during the fiscal years ended December 31, 2010 and 2009, respectively:

	Fiscal Year(1)
	2010	2009
Audit Fees	$165,081	$123,100
Audit-Related Fees	35,000	53,100
Tax Fees	13,262	—

Total	$213,343	$176,200

(1)	CCR LLP audited Delcath’s annual financial statements for the fiscal year ended December 31, 2009 and Ernst & Young audited Delcath’s financial statements for the fiscal year ended December 31, 2010.

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our annual reports on Forms 10-K; the review of the financial statements included in our Quarterly Reports on Forms 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees related to: our registration statements on Forms S-3 and Form S-8 for 2010; our registration statement on Form S-3 for 2009; and related prospectuses for offerings of shares of our common stock and costs of associated due diligence during 2010 and 2009.

Tax Fees. These fees during 2010 are related to Ernst & Young’s assistance in preparing our application for a grant under the “Qualifying Therapeutic Discover Project”. During 2009, CCR LLP did not render services constituting Tax Fees.

Pre-approval Policies: Audit and Non-Audit Services. The Audit Committee pre-approves all audit services and the terms of such services and permissible non-audit services provided by Delcath’s independent registered public accounting firm, prior to its engagement for the provision of such services. The Chair of the Audit Committee has been delegated the authority by the committee to pre-approve interim services by Delcath’s independent registered public accounting firm; provided the Chair reports all such pre-approvals to the entire Audit Committee at the next Committee meeting. There were no non-audit services provided to Delcath by our independent registered public accounting firms for 2010 and 2009 that required review by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees”. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Laura A. Philips, Chair

Douglas G. Watson

Robert B. Ladd

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who are beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of Delcath’s equity securities. Based on a review of copies of reports furnished to Delcath or written representations that no reports were required, we believe that all reports were timely filed in 2010, except Dr. Kandarpa who had two late Forms 4, one reporting a disposition of stock to Delcath in satisfaction of tax obligations and the other reporting the grant of a stock option, Mr. Hobbs who had one late Form 4 reporting the grant of a stock option, Mr. Gago who had one late Form 4 reporting a disposition of stock to Delcath in satisfaction of tax obligations, Mr. McDonald who had one late Form 4 reporting a disposition of stock to Delcath in satisfaction of tax obligations, and each of Dr. Contag, Dr. Koplewicz, Mr. Ladd, Dr. Philips, Dr. Stoll and Mr. Watson who each had one late Form 4 reporting a grant of restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares of Delcath common stock authorized for issuance under Delcath’s equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	3,760,650	(1)	$4.88	1,833,642	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,760,650		$4.88	1,833,642

(1)	Includes 3,760,650 shares subject to outstanding stock options granted under the 2009 Plan and Delcath’s 2004 Stock Incentive Plan. Does not include 650,708 shares of restricted stock that were granted and outstanding as of December 31, 2010.
(2)	These shares are available for issuance under the 2009 Plan. This plan, as approved by stockholders, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

The last sales price of our common stock on April 15, 2011 was $8.41 as reported on The NASDAQ Capital Market.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the proposal must be received by the Corporate Secretary not later than 120 days before the date this Proxy Statement was first released to our stockholders, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2012 annual meeting of stockholders, the stockholder must give Delcath written notice of the proposal or other matter to be presented at the meeting no later than 120 days before the date this Proxy Statement was first released to our stockholders, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2012 annual meeting is more than 30 calendar days before or after May 26, 2011, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2012 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

ANNUAL REPORT

A copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning David A. McDonald, Executive Vice President, Chief Financial Officer, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, (212) 489-2100.

By Order of the Board of Directors

New York, New York April 27, 2011	Eamonn P. Hobbs President and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

May 26, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K

for the fiscal year ended December 31, 2010 are available at -

https://materials.proxyvote.com/24661P

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20230400300000000000 9	052611

PROPOSALS-The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1,

“FOR” Proposal 2, THREE YEARS for Proposal 3, and “FOR” Proposal 4.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1. Election of two Class II directors to hold office until the Company’s 2014 annual meeting of stockholders.
NOMINEES:
☐	FOR THE NOMINEES	¡ Eamonn P. Hobbs ¡ Douglas G. Watson
☐	WITHHOLD AUTHORITY FOR THE NOMINEES
☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.			☐

			FOR	AGAINST	ABSTAIN
Proposal 2.	Non-binding, advisory vote on the compensation of the Company’s named executive officers.		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
Proposal 3.	Non-binding, advisory vote on the frequency of future non-binding, advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN
Proposal 4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement relating to the Annual Meeting and a copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2, THREE YEARS for Proposal 3, and FOR Proposal 4, and in accordance with the proxies’ discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.	¢

                        ¢

DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2011

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”), hereby constitutes and appoints Eamonn P. Hobbs and David A. McDonald, and each of them, as proxies (the “proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned’s shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York, on May 26, 2011 at 10:00 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

¢	14475 ¢